Exhibit 10.3

July 15, 2013

Via Hand Delivery

Humberto Reyes

Re:	Terms of Separation

Dear Humberto:

This letter confirms the agreement (this “Agreement”) between you and Cepheid, a California corporation (the “Company”), concerning the terms of your separation from employment and offers you certain benefits in exchange for a general release of claims and covenant not to sue, as provided in further detail below. If you agree to abide by the terms outlined in this Agreement, please sign and return this Agreement to me in the timeframe provided below but, in all events, no earlier than July 16, 2013.

1. Separation: Officer Resignation: As we have discussed, your employment will conclude on July 16, 2013 (the “Separation Date”). By your signature below, you confirm and acknowledge that you are resigning as the Company’s Executive Vice President, Chief Operating Officer and from any other officer positions that you held with the Company or any of its subsidiaries as of the Separation Date.

2. Acknowledgement of Payment of Final Wages: By your signature below, you confirm and acknowledge that, on the Separation Date, the Company has paid you for all wages, salary, bonuses, commissions, reimbursable expenses, accrued vacation and any similar payments due you from the Company as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any other amounts.

3. Separation Benefits: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth in Sections 9 and 10 hereof and your other promises herein, the Company agrees to provide you the following benefits following the Effective Date (as defined below) of this Agreement:

(a) Severance: The Company agrees to provide you with a lump sum severance payment in the amount of $400,000, less applicable federal and state payroll deductions, which equals one year of your annual base salary. This payment shall be paid within sixty (60) days following the Separation Date, provided this Agreement is effective as of that time.

(b) COBRA Payment: Subject to your timely election to continue your existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will provide you a taxable lump sum payment in an amount equal to pay the employer portion of the insurance premiums to continue your existing health benefits under COBRA for twelve (12) months following the Separation Date, as such premiums would be measured on the

Humberto Reyes

Separation Date, less applicable federal and state payroll deductions (the “COBRA Payment”). The COBRA Payment shall be made within sixty (60) days following the Separation Date, provided this Agreement is effective as of that date. You will remain responsible for, and must continue to pay, the portion of premiums, co-payments, etc. that you would have paid had your employment continued.

(c) Acceleration of Certain Equity Awards: Effective on the Separation Date, the Company agrees to accelerate the vesting of the 2010 and 2011 Unvested Options and the 2010 and 2011 Unvested RSUs (each as defined below), such that the 2010 and 2011 Unvested Options and the 2010 and 2011 Unvested RSUs shall be deemed vested pursuant to the terms set forth in Sections 6(a) and 6(b) hereof.

(d) Extension of Exercise Period: The Company agrees to extend the post-termination period for you to exercise the Option Vested Shares (as defined below), pursuant to the terms set forth in Section 6(a) hereof.

(e) Mutual Non-Disparagement: The Company agrees to enter into a mutual non-disparagement provision with you as provided in Section 11 hereof

For the avoidance of doubt, under all circumstances, all payments under Sections 3(a) and 3(b) hereof will be made before March 15, 2014.

By signing below, you acknowledge that (i) this offer of benefits supersedes and replaces any prior commitments to or agreements with you regarding compensation or benefits to be offered or paid to you in connection with your separation, including pursuant to Section 2 of that certain Amended and Restated Change of Control Retention and Severance Agreement, dated as of December 15, 2008, between you and the Company, as amended on April 29, 2010 (together, the “Change of Control Agreement”), and (ii) you will be receiving the benefits outlined in this Section 3 in consideration for (and expressly conditioned upon you) waiving your rights to claims referred to in this Agreement and would not otherwise be entitled to such benefits.

4. Return of Company Property: As a condition precedent of the provision of separation benefits described in Section 3 above, you hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession, custody or control.

5. Proprietary Information: You hereby acknowledge that you are bound by the Employee Invention Assignment and Confidentiality Agreement attached hereto as Exhibit A (the “IAACA”) and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the IAACA), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone. You further confirm that you will deliver to the Company on or before the Separation Date all documents and data of any nature containing or pertaining to such Proprietary Information and that you will not take with you any such documents or data or any reproduction thereof.

6. Equity Awards:

(a) Stock Options: Pursuant to your stock option grant agreements with the Company dated November 30, 2004, April 27, 2005, April 26, 2006, October 31, 2006, April 25, 2007, April 24, 2008, April 28, 2009, April 29, 2010, April 25, 2011 and April 24, 2012 (collectively, the

Humberto Reyes

“Option Grant Agreements”) and the Company’s 1997 Stock Option Plan and 2006 Equity Incentive Plan, each as amended and restated from time to time (together, the “Plans,” and collectively with the Option Grant Agreements, the “Stock Option Agreements”), you have been granted options to purchase an aggregate of 632,500 shares of the Company’s common stock (the “Options”). As of the Separation Date, the Options will have vested and remain unexercised as to 83,229 shares (the “Vested Options”) and will remain unvested as to 65,314 shares (the “Unvested Options”). Because your employment is ending on the Separation Date, none of the Unvested Options would vest in the usual course. The Stock Option Agreements generally provide that you will have ninety (90) days following the Separation Date to exercise any Vested Options. After such date, you will no longer have a right to exercise the Options as to any shares. However, if you execute this Agreement and it becomes effective on its terms, (i) the Company will accelerate the vesting of the Unvested Options that are subject to the Stock Option Agreement dated April 29, 2010 and the Stock Option Agreement dated April 25, 2011 (the “2010 and 2011 Unvested Options”) such that the 2010 and 2011 Unvested Options (a total of 30,782 shares) will become vested and will become exercisable by you (the “Accelerated Options”) and (ii) the post-termination period to exercise the Vested Options and Accelerated Options shall be extended to the one-year anniversary of the Separation Date, but no in event will you be entitled to exercise any of the Options following their original expiration date as set forth in their respective Option Grant Agreements (and your options granted on November 30, 2004 and April 25, 2007 will expire during 2014). Your rights concerning the Options will continue to be governed by the Stock Option Agreements, as amended consistent with the terms herein.

(b) Restricted Stock Units: Pursuant to your restricted stock unit agreements with the Company dated April 29, 2010, April 25, 2011, April 24, 2012 and April 29, 2013 and the Plans (collectively, the “RSU Agreements”), you have been granted restricted stock units settleable for 20,834 shares of the Company’s Common Stock (“RSUs”). As of the Separation Date (provided you remained continuously employed through that date), you will remain unvested as to 12,916 shares (the “Unvested RSUs”). Because your employment is ending on the Separation Date, none of the Unvested RSUs would vest in the usual course. However, if you execute this Agreement and it becomes effective on its terms, the Company will accelerate the vesting of the Unvested RSUs that are subject to the RSU Agreement dated April 29, 2010 and the RSU Agreement dated April 25, 2011 (the “2010 and 2011 Unvested RSUs”) such that the 2010 and 2011 Unvested RSUs (a total of 3,854 RSUs) will become vested and will be settled by the Company for shares of the Company’s common stock pursuant to the terms of the RSU Agreements. Your rights concerning the RSUs will continue to be governed by the RSU Agreements, as amended consistent with the terms herein.

(c) Other Equity Awards: You acknowledge and agree that you have no rights in or to the Company’s capital stock, equity grants to acquire shares of the Company’s capital stock or other ownership interest in the Company except as set forth herein.

7. Code Section 280G: In the event that the benefits provided for in this Agreement or otherwise payable to you (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) but for this Section 7, would be subject to the excise tax imposed by Section 4999 of the Code, then, at your discretion, your benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable

Humberto Reyes

under Section 4999 of the Code. Any reduction shall be made in the following manner: (A) first a pro- rata reduction of (1) cash payments subject to Section 409A of the Code as deferred compensation and (2) cash payments not subject to Section 409A of the Code, and (B) second a pro rata cancellation of (1) equity-based compensation subject to Section 409A of the Code as deferred compensation and (2) equity- based compensation not subject to Section 409A of the Code. Reduction in either cash payments or equity compensation benefits shall be made pro-rata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code. Unless the Company and you otherwise agree in writing, any determination required under this Section 7 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7.

8. Code Section 409A: To the extent (a) any payments or benefits to which you become entitled under this Agreement, or under any other agreement or Company plan, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) you are deemed at the time of such retirement or termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 8 shall be paid to you or your beneficiary in one lump sum (without interest). Any retirement or termination of your employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable regulations thereunder. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulations Section 1.409A-1(b)(4) (as a “short-term deferral”) and Section 1.409A-1 (b)(9) (as a “separation pay due to involuntary separation”). To the extent any payment hereunder may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short- term deferral, even if it may also qualify for an exemption from Section 409A of the Code under another provision of Section 409A of the Code. To the extent that any payment under this Agreement is subject to Section 409A of the Code and ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the

Humberto Reyes

provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

9. General Release and Waiver of Claims:

(a) The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options, RSUs or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company, including the Change of Control Agreement. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or his separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

(b) By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

(c) You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in Section 12 hereof.

10. Covenant Not to Sue:

(a) To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.

Humberto Reyes

(b) Nothing in this Section 10 shall prohibit you from filing a charge or complaint with a government agency where, as a matter of law, the parties may not restrict his ability to file such administrative complaints. However, you understand and agree that, by entering into this Agreement, you are releasing any and all individual claims for relief, and that any and all subsequent disputes between you and the Company shall be resolved through arbitration as provided in Section 12 hereof.

(c) Nothing in this Section 10 shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

11. Nondisparagement: You agree that you will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. The Company agrees that its current officers and directors will not disparage you with any written or oral statement. Nothing in this Section 11 shall prohibit you or the Company from providing truthful information in response to a subpoena or other legal process or the Company from making public disclosures consistent with applicable law, rules and regulations, including, without limitation, the Securities Exchange Act of 1934, as amended.

12. Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Santa Clara County, California through JAMS, pursuant to JAMS rules for arbitration of employment disputes, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

13. Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

14. No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

15. Complete and Voluntary Agreement: This Agreement, together with Exhibit A hereto, the Stock Option Agreements and the RSU Agreements, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersede all prior negotiations and agreements, whether written or oral, relating to such subject matter, including the Change of Control Agreement.

Humberto Reyes

You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

16. Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

17. Modification: Counterparts: Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

18. Review of this Agreement: You understand that you may take up to twenty-one (21) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand that you may revoke this Agreement within seven (7) days of signing this document and that the benefits to be provided to you pursuant to Section 3 hereof will be provided only at the end of that seven (7) day revocation period.

19. Effective Date: This Agreement is effective on the eighth (8th) day after it is signed by you and the Company, without revocation by you.

20. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

[Remainder of Page Intentionally Left Blank]

Humberto Reyes

We appreciate your contributions to the Company and wish you the best in any future endeavors.

Sincerely,

Cepheid

	By:	/s/ John L. Bishop
	Name:	John L. Bishop
	Title:	Chairman and Chief Executive Officer

READ, UNDERSTOOD AND AGREED

/s/ Humberto Reyes	Date:	7/12/13
Humberto Reyes
7/16/13

EXHIBIT A

EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

CEPHEID MULTISTATE EMPLOYEE INVENTION ASSIGNMENT AND

CONFIDENTIALITY AGREEMENT

In consideration of, and as a condition of my employment with Cepheid, a California corporation (the “Company”), I hereby represent to, and agree with the Company as follows:

1. Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its “Proprietary Information” (as defined in Section 7 below), its rights in “Inventions” (as defined in Section 2 below) and in all related intellectual property rights. Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my employment with the Company, whether or not I am expected to create inventions of value for the Company.

2. Disclosure of Inventions. I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, chemical formulations, nucleic acid sequences, assay methods and protocols, manufacturing methods and protocols, and trade secrets that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets (the “Inventions”).

3. Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company’s business or current or anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company. Attached hereto as Exhibit A is a list describing all inventions, original works of authorship, developments and trade secrets which were made by me prior to the date of this Agreement, which belong to me and which are not assigned to the Company (“Prior Inventions”). I acknowledge and agree that if I use any of my Prior Inventions in the scope of my employment, or include them in any product or service of the Company, I hereby grant to the Company a perpetual, irrevocable, nonexclusive, world-wide, royalty-free license to use, disclose, make, sell, copy, distribute, modify and create works based on, perform or display such Prior Inventions and to sublicense third parties with the same rights.]

Revised 5/1/08

CEPHEID Employee Invention Assignment

and Confidentiality Agreement

4. Employee’s Rights to Inventions.

(a) California Employees: I have been notified and understand that the provisions of Sections 3 and 5 of this Agreement do not apply to any Assigned Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which states as follows:

ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER; OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870(a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

(b) Certain Employees Outside California:1 I have been notified and understand that the provisions of Sections 3 and 5 of this Agreement do not apply to any Assigned Invention that qualifies fully under the provisions of the following: 19 Delaware Code §8; Kansas Statute Annotated §44-130; §765 of the Illinois Compiled Statute 1060/2; Minnesota Statute §181.78; North Carolina General Statute §66-57.1; Revised Code of Washington §49.44.140; and Utah Code Annotated §34-39-3; which provide that any provision in an employment agreement requiring the employee to assign any of the employee’s rights in any invention to the employer does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless the invention relates to the business of the employer or actual or demonstrably anticipated research or development, or the invention results from any work performed by the employee for the employer.

[1]	This section is applicable to employees in Delaware, Kansas, Illinois, Minnesota, North Carolina, Washington, and Utah.

Revised 5/1/08

CEPHEID Employee Invention Assignment

and Confidentiality Agreement

5. Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions [or Prior Inventions licensed to Company under Section 3], or to withdraw from circulation or control the publication or distribution of any Assigned Inventions [or Prior Inventions licensed to Company under Section 3], and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.” Notwithstanding the foregoing, I will have the right to claim participation in the development, creation, or modification of the Assigned Inventions on my resume or in my curriculum vita; provided that I obtain Company’s approval for such disclosures before providing the disclosure to any third-party.

6. Assistance. I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Assigned Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.

7. Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company or a third party that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the “Proprietary Information”). Such Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists and data, and domain names.

Revised 5/1/08

CEPHEID Employee Invention Assignment

and Confidentiality Agreement

8. Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all such Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company and, upon Company request, will execute a document confirming my agreement to honor my responsibilities contained in this Agreement. I will not take with me or retain any documents or materials or copies thereof containing any Proprietary Information.

9. No Breach of Prior Agreement. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

10. Efforts; Duty Not to Compete. I understand that my employment with the Company requires my undivided attention and effort during normal business hours. While I am employed by the Company, I will not, without the Company’s express prior written consent, provide services to, or assist in any manner, any business or third party if such services or assistance would be in direct conflict with the Company’s business interests.

11. Notification. I hereby authorize the Company to notify third parties, including, without limitation, customers and actual or potential employers, of the terms of this Agreement and my responsibilities hereunder.

12. Non-Solicitation of Employees/Consultants. During my employment with the Company and for a period of one (1) year thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity.

13. Non-Solicitation of Suppliers/Customers. During my employment with the Company and after termination of my employment, I will not directly or indirectly solicit or take away suppliers or customers of the Company if, in so doing, I use or disclose any trade secrets or proprietary or confidential information of the Company. I agree that the non-public names and addresses of the Company’s customers, and all other confidential information related to them, including their buying and selling habits, special needs and satisfaction, created or obtained by me during my employment, constitute trade secrets or proprietary or confidential information of the Company.

Revised 5/1/08

CEPHEID Employee Invention Assignment

and Confidentiality Agreement

14. Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

15. Severability. Except as specifically provided herein, this Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to its laws pertaining to conflict of laws. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

17. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

18. Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

19. Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

Revised 5/1/08

CEPHEID Employee Invention Assignment

and Confidentiality Agreement

20. Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

21. “At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or myself. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time. This Agreement shall be effective as of the first day of my employment by the Company, which is November 30, 04.

CEPHEID:		Employee:

By:	/s/ Kari Vaatveit	/s/ Humberto V. Reyes
Signature

Name:	Kari Vaatveit	Humberto V. Reyes
Name (Please Print)
Title:	Dir, HR

Revised 5/1/08